UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2015

BIOCEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36284	80-0943522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5810 Nancy Ridge Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 320-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 17, 2015, Biocept, Inc. (the “Company”) and William Kachioff mutually agreed that he would resign from his position as the Chief Financial Officer of the Company, effective as of August 21, 2015 (the “Separation Date”).

In connection with his voluntary resignation, the Company and Mr. Kachioff have entered into a Separation Agreement (the “Separation Agreement”), pursuant to which Mr. Kachioff will receive severance benefits from the Company. Pursuant to the Separation Agreement, in exchange for a general release of all claims against the Company, Mr. Kachioff is entitled to receive (i) a lump-sum payment equal to 6 months of his base salary and (ii) payment of COBRA benefits for a period of 6 months.  In addition, pursuant to the Separation Agreement, Mr. Kachioff will provide consulting services to the Company for a period of three months (the “Consulting Period”). During the Consulting Period, Mr. Kachioff will receive $5,000 per month.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement attached hereto as Exhibit 99.1.

(c) On August 17, 2015, the Company hired Mark G. Foletta as the Company’s interim Chief Financial Officer, replacing Mr. Kachioff. Mr. Foletta will devote 75% of his productive time and efforts to the performance of his duties as the Company’s interim Chief Financial Officer. The commencement of Mr. Foletta’s employment with the Company was August 18, 2015. A copy of the press release announcing the hiring of Mr. Foletta is attached hereto as Exhibit 99.2.

Mr. Foletta, age 55, previously served as the Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc. (“Amylin”) from March 2006 through Amylin’s acquisition by Bristol Myers-Squibb Company in August 2012. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. and served as an Audit Manager with Ernst & Young LLP. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara. Mr. Foletta is a Certified Public Accountant (inactive) and a member of the Corporate Directors Forum.

In connection with his hiring as the Company’s interim Chief Financial Officer, the Company and Mr. Foletta have entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Mr. Foletta will be entitled to receive a base salary of $25,000 per month, and will be granted a stock option to purchase up to 50,000 shares of the Company’s common stock (the “Option”), which will vest in full upon the earlier of (i) the Company’s employment of a full time Chief Financial Officer to replace Mr. Foletta and (ii) six months from the commencement of Mr. Foletta’s employment with the Company. The Option will have an exercise price equal to the closing price of the Company’s common stock on the date of grant. In addition to a base salary, Mr. Foletta will be eligible to participate in the Company’s annual cash incentive plan for its executives, at the sole discretion of the Company’s Board of Directors, and is also entitled to participate in any employee benefit plan or arrangement made available by the Company to its senior executives.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement attached hereto as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1Separation Agreement by and between Biocept, Inc. and William Kachioff dated August 17, 2015

99.2Press Release of Biocept, Inc. dated August 21, 2015

99.3Employment Agreement by and between Biocept, Inc. and Mark G. Foletta dated August 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCEPT, INC.
Dated: August 21, 2015	By:	/s/ Michael W. Nall
	Name:	Michael W. Nall
	Title:	Chief Executive Officer